EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 7, 2012, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Compass Diversified Holdings and subsidiaries on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Compass Diversified Holdings and subsidiaries on Forms S-3 (File No. 333-178071, effective November 11, 2011 and File No. 333-147217, effective November 26, 2007).

/s/ Grant Thornton LLP

New York, New York

March 7, 2012